UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement.

☒	Definitive Additional Materials.

☐	Soliciting Material Pursuant to §240.14a-12.

Del Monte Foods Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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This filing consists of a letter dated January 28, 2011.

IMPORTANT MERGER INFORMATION

January 28, 2011

Dear Fellow Stockholder:

Earlier this month, we mailed proxy materials to you in connection with a Special Meeting of Stockholders being held on February 15, 2011 to allow stockholders to vote on our proposed merger with Blue Acquisition Group, Inc., an affiliate of Kohlberg Kravis Roberts & Co. L.P., Vestar Capital Partners and Centerview Partners, for $19.00 in cash, without interest, for each share of our common stock owned by you.

OUR RECORDS INDICATE THAT YOU HAVE NOT YET VOTED

The board of directors of Del Monte Foods Company has unanimously determined that it is in the best interests of the stockholders to enter into the merger agreement and has unanimously approved and declared advisable the merger agreement. The board of directors of the Company made its determination after consideration of a number of factors more fully described in the proxy statement. The board of directors of the Company recommends that you vote “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Approval of the proposal to adopt the merger agreement requires the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote thereon.

YOUR VOTE IS VERY IMPORTANT

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to vote your shares of our common stock will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If you have any questions, or need assistance in voting, please contact our proxy solicitor, MacKenzie Partners at 800-322-2885 (toll-free) or 212-929-5500 (collect).

If you have recently voted, please disregard this reminder and thank you for your attention to this important matter.

Thank you in advance for your cooperation and continued support.

Sincerely,

Richard G. Wolford

Chairman of the Board, President and Chief

Executive Officer